Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin Chairman, President & CEO (540) 265-0690 investorrelations@occfiber.com	Tracy Smith Senior Vice President & CFO (540) 265-0690 investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel (212) 355-4449 ext. 8627	Aaron Palash (212) 355-4449 ext. 8603
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FIRST QUARTER 2018 FINANCIAL RESULTS

OCC® Achieves More than 20% Increase in Net Sales; Reports Strong Sales Order Backlog

ROANOKE, Va., March 12, 2018 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its first quarter ended January 31, 2018.

First Quarter 2018 Financial Results

OCC increased consolidated net sales 20.2% to $17.6 million in the first quarter of fiscal year 2018, compared to net sales of $14.6 million for the first quarter of fiscal year 2017. Net sales to customers in the United States increased 17.3% in the first quarter of fiscal year 2018, and net sales to customers outside of the United States increased 32.1%, in both cases compared to the same period last year.

The Company increased net sales in its specialty markets in the first quarter of fiscal 2018, compared to the same period last year, particularly in its military and wireless carrier markets. This increase was partially offset by a decrease in net sales in its enterprise markets.

OCC reported gross profit of $5.2 million in the first quarter of fiscal year 2018, an increase of 8.7% compared to gross profit of $4.8 million in the first quarter of fiscal year 2017. Gross profit margin, or gross profit as a percentage of net sales, was 29.8% in the first quarter of fiscal year 2018 compared to 32.9% for the same period in fiscal year 2017, primarily due to changes in fiber optic cable product mix.

Optical Cable Corp. – First Quarter 2018 Earnings Release

SG&A expenses increased 7.0% to $5.6 million during the first quarter of fiscal year 2018, compared to $5.2 million for the first quarter of fiscal year 2017. The year-over-year increase in SG&A expenses was primarily due to increases in employee related costs, including new hires selectively added to accomplish strategic objectives, and increases in commissions due primarily to the increase in net sales.

OCC recorded a net loss of $410,000, or $0.06 per basic and diluted share, for the first quarter of fiscal year 2018, compared to a net loss of $616,000, or $0.09 per basic and diluted share, for the first quarter of fiscal year 2017.

As of the end of February 2018, OCC’s sales order backlog/forward load was approximately $19 million, as compared to a sales order backlog/forward load that varies throughout the year, but is generally approximately $4 million to $5 million. As a result, at this time, OCC expects a significant increase in net sales during the second quarter of fiscal year 2018, as compared to net sales in the same period last year.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “We continue to execute on our strategies—accelerating sales and marketing initiatives in targeted markets, taking steps to increase operational efficiencies, and strengthening our team with strategic new hires. While gross margins and earnings per share for the first quarter reflect product mix, increased commissions to our sales force, as well as costs related to our initiatives, we remain focused on operating efficiently to drive long-term value creation. We believe that we are meeting the evolving needs of our customers and taking the right steps to deliver value for shareholders by executing on our strategy and building on OCC’s portfolio of integrated product offerings and solutions.”

Mr. Wilkin concluded, “We are pleased with our strong start to fiscal 2018; we set aggressive growth targets for this year and continue to take meaningful steps to drive sales and achieve gross profit growth. We are seeing increased demand in many of our specialty markets that had been under pressure in recent years, and we have a strong sales order backlog/forward load as we enter our second quarter.”

Conference Call Information

As previously announced, OCC will host a conference call today, March 12, 2018, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 or (973) 935-2840 internationally, passcode 1489914. For interested individuals unable to join the call, a replay will be available through March 19, 2018 by dialing (800) 585-8367 or (404) 537-3406, passcode 1489914. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Optical Cable Corp. – First Quarter 2018 Earnings Release

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a comprehensive range of top-tier fiber optic and copper communication cabling and connectivity products and solutions—primarily for the enterprise market, various harsh environment and specialty markets, and the wireless carrier market.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s Roanoke and Asheville facilities are ISO 9001:2015 registered and its Dallas facility is ISO 9001:2008 registered. The Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Procyon Blade™, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – First Quarter 2018 Earnings Release

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

Three Months Ended

January 31,

	2018	2017

Net sales	$17,551	$14,606
Cost of goods sold	12,322	9,796

Gross profit	5,229	4,810

SG&A expenses	5,558	5,192
Royalty (income) expense, net	(5)	31
Amortization of intangible assets	7	6

Loss from operations	(331)	(419)

Interest expense, net	(129)	(148)
Other, net	10	(69)
Other expense, net	(119)	(217)

Loss before income taxes	(450)	(636)

Income tax benefit	40	20

Net loss	$(410)	$(616)

Net loss per share: Basic and diluted	$(0.06)	$(0.09)

Weighted average shares outstanding:
Basic and diluted	6,668	6,487

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Optical Cable Corp. – First Quarter 2018 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	January 31, 2018	October 31, 2017
Cash	$529	$891
Trade accounts receivable, net	11,309	8,941
Inventories	17,622	16,781
Other current assets	475	490
Total current assets	29,935	27,103
Non-current assets	12,676	13,036
Total assets	$42,611	$40,139

Current liabilities	$6,974	$4,197
Non-current liabilities	12,380	12,253
Total liabilities	19,354	16,450
Total shareholders’ equity	23,257	23,689
Total liabilities and shareholders’ equity	$42,611	$40,139

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